Exhibit 21.1

SUBSIDIARIES OF COHEN & COMPANY INC.

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Cohen & Compagnie, SAS	France
Cohen & Company Financial Europe Limited S.A.	France
Cohen & Company Financial Management, LLC	Delaware
Cohen & Company Management, LLC	Delaware
Cohen Principal Investing, LLC	Delaware
Dekania Capital Management LLC	Delaware
Dekania Investors, LLC	Delaware
Cohen & Company Securities, LLC	Delaware
Cohen & Company Securities Holdings, L.P.	Delaware
Cohen and Company, LLC	Delaware